Exhibit 99.2

FOR IMMEDIATE RELEASE

CIRCUS AND ELDORADO JOINT VENTURE ANNOUNCES EXECUTION OF

RESTRUCTURING SUPPORT AGREEMENT AND EXTENSION OF FORBEARANCE

RENO, NV — March 19, 2012 — Circus and Eldorado Joint Venture (the “Partnership”) today announced that the Partnership, its partners and a significant holder of its 10 1/8% Mortgage Notes due 2012 (the “Notes”) have entered into a support agreement for a restructuring of the Notes (the “Restructuring Support Agreement”) and that the holder of Notes that is party to the Restructuring Support Agreement has agreed to forbear from exercising remedies, until April 30, 2012, unless specified milestones are met or unless earlier terminated pursuant to the terms of the Restructuring Support Agreement.

“We believe that execution of the support agreement is an important milestone toward restructuring our outstanding mortgage notes,” said Gary Carano, chief executive officer of the Partnership. “We are pleased with the progress that we have continued to make in reaching an agreement with the holders of our notes. At the same time, our business continues to generate positive cash flow and we have sufficient cash to meet our operating needs. We remain as committed as ever to providing our players, guests and team members the same exceptional experience that they have come to expect from the Silver Legacy.”

The proposed restructuring is subject to the satisfaction of numerous conditions, including (i) the Partnership’s entry into a new $70.0 million first lien credit facility, (ii) execution of the Restructuring Support Agreement by holders of at least 66% in principal amount of the Notes and (iii) negotiation of definitive documents that are satisfactory to the Partnership, its partners and the holder that is party to the Restructuring Support Agreement. As a result, there can be no assurance that a restructuring will be consummated on the terms described in the Restructuring Support Agreement, or at all.

Forward Looking Statements

This press release contains forward-looking statements concerning the Partnership and its subsidiary which are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the Partnership’s ability to restructure the Notes, financial market risks, general economic conditions and other factors described in the Partnership’s public filings with the Securities and Exchange Commission. We have based these forward looking statements on management’s current expectations and assumptions and not on historical facts. In providing forward-looking statements, the Partnership is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

About Circus and Eldorado Joint Venture

Circus and Eldorado Joint Venture, a Nevada general partnership which is a joint venture between Eldorado Limited Liability Company and Galleon, Inc., owns and operates the Silver Legacy Resort Casino (www.silverlegacyresortcasino.com), a hotel-casino and entertainment complex in Reno, Nevada. Eldorado Limited Liability Company is a 96% owned subsidiary of Eldorado Resorts LLC, which owns the Eldorado Hotel & Casino, one of the two hotel casinos connected to Silver Legacy, and Galleon, Inc., the managing partner of Circus and Eldorado Joint Venture, is a wholly owned subsidiary of MGM Resorts International, which owns Circus Circus Hotel and Casino, the other hotel casino which is connected to Silver Legacy. Silver Legacy features 1,711 guest rooms, an approximately 87,300 square foot casino, six dining venues and 50,000 square feet of meeting space.

Source: Circus and Eldorado Joint Venture

Contact: Stephanie Lepori, Chief Financial Officer, 775-325-7385